Exhibit 99.1

nerdy

Q4 | 2023 Earnings Release

Varsity Tutors
Calculus
Algebra
AP Calculus BC
Find the derivative of y = sin(x)
Ask a Question
Learning Plan Progress
71%

Q4 | 2023 Earnings Release

A Note to Our Shareholders

We started 2023 with three primary goals that included:

Scaling ‘Always On’ access-based subscription revenue products

Driving profitability

Leveraging AI for HI® - Artificial Intelligence for Human Interaction to transform how people learn

Year in Review

I’m proud of the Nerdy team for delivering against all three of these commitments, which were accomplished through tight execution against ambitious initiatives in both our Consumer and Institutional businesses including:

Completing the evolution to access-based subscription offerings

Simplification of our products, operating model, and pricing

Enhancements to our offerings, including the launch of multiple new scalable products

Durable improvements in the efficiency of our operating model

The level of progress made against each of these initiatives resulted in:

●	Revenue sequentially accelerating each quarter to 32% year-over-year growth in the fourth quarter.

●	Non-GAAP adjusted EBITDA margin improving by approximately 2,100 bps year-over-year, representing a $33.2 million improvement in profitability, or 108% flow through from revenue to non-GAAP adjusted EBITDA.

Our progress evolving, enhancing and, converging our Consumer and Institutional business models, products, and platform, has set the stage for a freemium growth strategy that aims to introduce our products to consumers and institutions at a larger scale than ever before.

Before we share our objectives for the year ahead, I am pleased to share the following retrospective in relation to our primary three 2023 goals.

Q4 Earnings Release 2023	2

Scaling ‘Always On’ Access-Based Subscription Revenue Products

During the year, we successfully transitioned 100% of our Consumer business to Learning Memberships. Market acceptance and demand for Learning Memberships was strong throughout the year, with new Consumer customer1 growth of 26% year-over-year.

We ended the year with 40.7 thousand Active Learners, up 101% year-over-year. Nearly 100% of Consumer revenues were from access-based subscription Learning Memberships in the fourth quarter, representing $151 million of annualized run-rate revenue from Learning Memberships as of December 31, 2023, up 74% from $87 million last year.

We also made significant platform enhancements that have enabled us to shift our Institutional business to access-based subscription models that we believe provide more value to our Institutional customers. This was made possible by the unification and overhaul of our consumer Learning Membership experience, which then allowed for us to scalably offer our suite of products, including those originally built for Consumer audiences, to K-12 schools and other institutions, enhancing the value we can offer today to Institutions and the number of students we can positively impact.

During the year, Varsity Tutors for Schools contracted with nearly 200 school districts, delivering $37.6 million of bookings, an increase of $12.8 million or 52% compared to the previous year. Institutional revenue of $33.8 million increased 77% year-over-year and represented 17% of consolidated recognized revenue in 2023 (ahead of our initial 15% expectation to start the year). This growth occurred while launching two new products and shifting the business model, products, and platform to one that involves access-based subscription offerings paired with district-wide access to our suite of powerful learning resources at no additional cost.

Strong adoption of Learning Memberships and lifetime value expansion in our Consumer business, coupled with the continued scaling of our Institutional business, led to accelerating consolidated revenue growth each quarter throughout the year, as we delivered year- over-year growth of 5% in Q1, 16% in Q2, 27% in Q3, and 32% in Q4. Importantly, the evolution to long-term recurring ‘Always On’ access-based subscription revenue relationships positions Nerdy for continued revenue growth acceleration, and non-GAAP adjusted EBITDA profitability in 2024.

1 - New Consumer customers defined as Consumers who purchased a Learning Membership or Package (in 2023) and excludes Consumers who purchased a class (in 2022) given we no longer sell stand alone classes.

Q4 Earnings Release 2023	3

Driving Profitability

Heading into 2023, we believed the transition to a Learning Membership model would lead to more attractive unit-level economics, broader customer appeal, longer duration and higher lifetime value customer relationships, higher gross margin, and a more scalable and efficient operating model. It would also serve as an easier platform from which to drive innovation and incremental growth, given our ability to add new product capabilities into the existing ‘all access’ subscription offering, thereby making the offerings more appealing and engaging, driving conversion of new members and the retention of existing ones. We also believed that access-based subscription products coupled with investments in automation, self- service capabilities, and artificial intelligence would allow us to simplify operations, and enhance both the Learner and Expert experience.

Our assertion that the transition to access-based subscription revenue relationships with customers would provide substantial operating leverage has proven accurate, as we were able to deliver non-GAAP adjusted EBITDA margin leverage across every P&L line item on a year-over-year basis.

At the start of the year we expected a non-GAAP adjusted EBITDA loss in the range of $10 million to breakeven for the full year in 2023, and that we would be non-GAAP adjusted EBITDA positive in the fourth quarter. Against this commitment, we delivered non-GAAP adjusted EBITDA profitability in the first and second quarter, a full nine months ahead of our initial goal. We also delivered non-GAAP adjusted EBITDA profitability of $3.0 million in the fourth quarter, ending the full year with a non-GAAP adjusted EBITDA loss of $2.5 million vs. a non-GAAP adjusted EBITDA loss of $35.7 million in the same period last year, an improvement of $33.2 million year-over-year, which represented a non-GAAP adjusted EBITDA margin improvement of approximately 2,100 bps year-over-year.

Said another way, we delivered consolidated revenue growth of $30.7 million year-over-year in 2023 and at the same time were able to generate a full year non-GAAP adjusted EBITDA improvement of $33.2 million (108% flow through of consolidated revenue growth), positioning us for profitability on a non-GAAP adjusted EBITDA basis and being operating cash flow positive for full year 2024 and beyond.

These leverage and efficiency improvements were delivered while still investing substantially in product development and our platform-oriented approach to growth, ensuring we can continue to execute against our product roadmap and deliver innovative solutions to meet the needs of today’s Learners.

AI for HI® – Artificial Intelligence for

Human Interaction

We’ve long believed that AI for HI® - Artificial Intelligence for Human Interaction - has the ability to transform how people learn. AI has been central to our ability to improve quality, enhance personalization, and decrease the cost of our offerings. AI powers our ability to identify the highest quality Experts, assess Learners’ foundational knowledge, help ensure the right Expert-Learner match, and drive operational efficiency.

During the year, the latest AI advancements allowed us to rapidly develop learning experiences involving the real-time generation of content with near zero costs, improved our ability to deliver live human interaction and personalized learning at scale, provide new superpowers to Experts and Learners on the platform, and allowed us to remove substantial operating costs from our business.

Our continued investments in AI for HI® allowed us to launch an all new membership experience that makes it easier for Learners to more fully engage with their Learning Membership by improving product discovery and personalization. We also successfully launched multiple AI-driven capabilities that positively impact the customer experience including: AI-Generated Lesson Plan Creator, AI-Driven Chat Tutoring, AI-Generated learning content including practice problems and Q&A, and speech transcription and summarization services infrastructure that enables us to provide real-time feedback to customer service and sales agents following phone-based interactions, among other use cases.

In 2023, the success we have had over many years in leveraging machine learning and AI to better personalize experiences, remove cost, and generally drive both customer and business value put us in a position to move quickly to harness the latest generative AI advances. Our historical efforts related to instrumentation and data capture, machine learning infrastructure, and practical experience driving business value through AI enabled our teams to deliver value throughout the year at a rapid pace. When applied to our well-instrumented platform the latest generative AI capabilities enhance the experience on both sides of the marketplace. Looking ahead, AI will continue to accelerate our efforts to deliver a compelling product experience and build the leading platform for connecting Experts and Learners in any subject, anywhere, and at any time.

Q4 Earnings Release 2023	4

Q4 Highlights

I am pleased to share that in the fourth quarter:

●	We delivered $55.1 million of revenue, an increase of 32% year-over-year, capping the year by delivering accelerating sequential growth each quarter in 2023. Revenue growth was driven by both our Consumer and Institutional businesses, which were up 17% and 160% year-over-year, respectively.

●	We completed the transition to ‘Always On’ recurring and access-based revenue products with nearly 100% of fourth quarter recognized revenues from Consumer subscription and Institutional customers.

●	New Consumer customer[1] acquisition remained strong with growth of 35% year-over-year in the fourth quarter as Learning Memberships continue to resonate with Learners.

●	Institutional revenue of $11.3 million increased 160% year-over-year and represented 21% of total revenue in the fourth quarter. Varsity Tutors for Schools executed 42 paid contracts, yielding $10.3 million of bookings, the third consecutive quarter with more than $10.0 million of bookings.

Completed Transition to Access-Based Subscription

Revenue Products with Nearly 100% of Fourth Quarter

Revenues from Consumer Subscription and Institutional

●	Our customer lifetime values continued to show substantial improvements relative to our old package model, driven by our evolution to Learning Memberships, including continued product enhancements, and the application of AI for HI®, or Artificial Intelligence for Human Interaction. These drivers continue to be key contributors to our strong operating results and improved non-GAAP adjusted EBITDA profitability year-over-year.

●	We delivered record quarterly gross profit of $39.2 million in the fourth quarter, an increase of 33% year- over-year. Gross margin of 71.3% for the three months ended December 31, 2023, was 75 bps higher than gross margin of 70.5% during the comparable period in 2022. Gross profit and gross margin increases were primarily driven by growth in our Consumer business as a result of the strong adoption of Learning Memberships, which has led to lifetime value expansion and higher gross margin.

●	We delivered non-GAAP adjusted EBITDA of positive $3.0 million in the fourth quarter, above our guidance of breakeven non-GAAP adjusted EBITDA, resulting in a non-GAAP adjusted EBITDA margin improvement of approximately 1,900 bps year-over-year. Adjusted EBITDA improvements were driven by higher revenues, sales and marketing efficiency gains, continued variable labor productivity improvements stemming from automation and AI-enabled efficiency efforts, and our business model changes that streamline operations.

Completed Transition to Access-Based Subscription

Revenue Relationships with Customers is Yielding

Substantial Operating Leverage

Q4 Earnings Release 2023	5

Consumer

Business

Our Learning Membership model continues to lead to more attractive unit-level economics, broader customer appeal, longer duration and higher lifetime value customer relationships, higher gross margin, and a more scalable and efficient operating model.

The recently introduced My Learning Hub and Subject Portals which enrich the experience, encourage achievement, reinforce personal accountability to learning, and improve the discoverability of learning formats and subjects are leading to improving levels of year-over-year non-tutoring engagement amongst new customer cohorts that have only experienced the new My Learning Hub and Subject Portals. The increased level of discoverability and content depth are resonating with Learning Members with the rate at which new members engaged with non-tutoring content up significantly year- over-year as visualized in the chart below. Based on our experience, when customers engage more deeply with our products it is highly predictive of stronger long-term retention and higher lifetime value of those customers.

New Consumer customer1 growth of 35% year-over-year in the fourth quarter remained strong. During the fourth quarter we began to test additional product offering tiers by bundling product capabilities and testing multiple price points in an effort to identify a pricing model with mass market appeal (as more fully described later), and deliver the right customer experience and Learning support to every student. We also tested multiple self-service features aimed at enhancing and simplifying the user experience.

These tests, often involving lower Average Revenue per Month (ARPM) products decreased ending ARPM in the quarter, but have provided our teams with multiple signals into consumer intent, preferences, and behavior that informed our initial approach to a Consumer freemium model (as discussed later).

●	Consumer Learning Membership subscription revenue of $43.5 million increased 109% year-over- year in the fourth quarter, representing nearly 100% of Consumer recognized revenue (and 79% of total Company recognized revenue) in the fourth quarter, a substantial increase from one year ago, when Learning Membership subscriptions accounted for 55% of Consumer and 50% of total Company recognized revenue, respectively.

●	Active Members of 40.7K as of December 31, 2023, were up 101% year-over-year.

●	ARPM of approximately $309 at the end of the fourth quarter resulted in an annualized run-rate of approximately $151 million from Learning Memberships at quarter end, a 74% increase year-over-year from $87 million.

2 - Non-tutoring engagement is defined as the use of chat tutoring, classes, essay review, adaptive assessments, asynchronous content, StarCourses™, and self study tools on our platform.

Q4 Earnings Release 2023	6

Varsity Tutors for Schools

Over the course of 2023, we made significant platform enhancements that have enabled us to shift our Institutional business to one that is access and subscription-based, and one that provides more value to our institutional customers. A relationship with Varsity Tutors for Schools platform now comes with access to a range of powerful academic resources for an entire district, with the ability to choose between three simple models for high-dosage tutoring (District Assigned™, Teacher Assigned™, and Parent Assigned™). The breadth of the resources included in the platform allows us to serve a much broader set of needs for our Institutional customers and greatly expands the number of students we can impact. With the Varsity Tutors for Schools platform, Institutional customers can now choose to administer tutoring centrally at the school district level, empower teachers to manage tutoring interventions, or provide parents with Learning Memberships and oversee tutoring outside of schools for their own students. In addition to the high-dosage models that are typically focused on a subset of students within a school district, access to the Varsity Tutors platform is provided for all students district-wide, enabling us to provide more value to the school district and its students and families.

For example, a school district with 100,000 students focusing its high-dosage tutoring on 1,000 students will also receive access to products including: 24/7 on-demand chat-based tutoring; on-demand essay review; 100+ live group classes per week in enrichment, test prep, and academic subjects; StarCourses™; self-study tools; college & career readiness resources; adaptive assessments; recorded enrichment and test prep classes; and more. In many cases, districts were paying large amounts of money for these services and can now direct those cost savings toward live, video-based high-dosage tutoring solutions we offer, which is both our ‘super power’ and is increasingly recognized as the most effective learning intervention compared to asynchronous or chat-based solutions.

Our focus on product expansion is yielding results:

●	Institutional revenue of $11.3 million increased 160% year-over-year and represented 21% of total revenue in the fourth quarter.

●	In the fourth quarter, Varsity Tutors for Schools executed 42 paid contracts, yielding $10.3 million of bookings, the third consecutive quarter with more than $10.0 million of bookings.

(https://www.youtube.com/watch?v=6gHbRr923PA)

●	During the full year, Institutional revenue of $33.8 million increased 77% year-over-year and represented 17% of consolidated recognized revenue in 2023 (ahead of our initial 15% guidance to start the year).

●	During the full year, Varsity Tutors for Schools contracted with nearly 200 school districts, delivering $37.6 million of bookings, an increase of $12.8 million or 52% compared to the previous year.

We believe the simplification and evolution of our product suite positions Varsity Tutors for Schools to provide more value and impact more students than competing solutions, helping us win new institutional customers while also building deeper and larger relationships with existing ones.

We recently began making access to the Varsity Tutors platform available at no cost to all U.S. school districts on a rolling state-by-state basis. Many of these products - like 24/7 on-demand chat-based tutoring, and test prep and enrichment classes - are services school districts often already purchase. By providing this robust set of academic resources at no cost, we aim to efficiently build trust and credibility at scale, and earn the right to be considered for live video-based high-dosage tutoring, which is our superpower and the primary way we intend to monetize these relationships over time.

Initial interest has been strong, with more than 250 districts representing more than 1 million students signing up and offering access to their students. This level of initial uptake and success has caused us to invest significant organizational resources toward this initiative and enabling a successful Q1-24 launch. These efforts include a specific focus on platform scalability and building the freemium upsell go-to-market motion of high-dosage tutoring sales to K-12 school districts, as we build trust and credibility with a new no-cost access partner.

Q4 Earnings Release 2023	7

Chat Tutoring
Submit Question
24/7 On-Demand Chat Tutoring

Live Group Classes

On-Demand Essay Review

Enrichment Classes

PSAT
GED
SAT
ACT
PSAT Prep
GED Prep
SAT Prep
ACT Prep
College & Career Readiness

Self-Study & Practice Problems

Student Assessment
Practice Tests & Personalized Learning Plans

Celebrity-Led StarCourse Classes

+

High-Dosage Tutoring

1-on-1 Tutoring | Small Group Tutoring | Progress Reporting

Student Mastery
My Account
Request a Tutor
District Assigned

Student Mastery
Request a Tutor
Teacher Assigned

Next Session
Session Recordings
Parent Assigned

Varsity Tutors for Schools Powerful Included Resources For School Districts 24/7 On-Demand Chat Tutoring Live Group Classes On-Demand Essay Review Enrichment Classes College & Career Readiness Self-Study & Practice Problems Practice Tests& Personalized learning Plans Celebrity-Led StarCourse Classes High-Dosage Tutoring 1-on-1 Tutoring Progress Reporting District Assigned Teacher Assigned Parent Assigned

Q4 Earnings Release 2023	8

2024 Focus

Scale the Winning Product for Every Learner

As we continue to evolve and enhance our product offerings within our new access-based subscription models, our focus remains on delivering enhanced value to both Consumer and Institutional customers. In 2023, we successfully unified our offerings into access-based subscription models, and leveraged AI to improve our products. We will build upon this strong foundation in 2024 to scale our platform and reach more Learners across more learning needs.

Our 2024 plan includes significant enhancements to the customer experience that are designed to make accessing high-quality live instruction more intuitive for every Learner. Specifically, we plan to streamline onboarding, simplify scheduling, enhance self-service tools, and expand Expert engagement features to improve the Learning experience on our platform.

We also plan to continue to leverage AI to improve the quality of live instruction delivered on the platform and the quality of the customer experience Learners receive. We plan to equip Experts with better capabilities and content to tailor instruction to individual learning journeys and accelerate skill acquisition. Additionally, we plan to use AI to guide Learners towards the most effective next steps in their education, building on our success with AI in matching Learners with Experts.

We believe these initiatives will increase engagement on the platform, increase the value we provide for both Learners and Experts, improve customer lifetime value, and ultimately improve our unit-level economics and the total revenue and profitability of the business.

Q4 Earnings Release 2023	9

Freemium Model

Our efforts this past year enabled us to converge our Consumer and Institutional businesses into similar access-based subscription models built on a unified common platform. This has allowed us to take products originally built for either our Consumer business or for our Varsity Tutors for Schools business and make them available as part of the standard product offerings in both businesses. This includes 24/7 chat-based tutoring; AI Tutor; on-demand essay review; 100+ live group classes per week in enrichment, test prep, and academic subjects; StarCourses™; self-study tools; college & career readiness resources; adaptive assessments; and more. We believe the logical next step is the introduction of a freemium offering within both our Consumer and Institutional businesses that introduces Nerdy to millions and eventually tens of millions of Learners, with a specific aim of dramatically growing awareness and driving a ‘halo effect’ across both businesses.

The initial no-cost version of our platform on its own already meets multiple customer need-states across study support, homework help, college admissions prep, and enrichment. It also serves as a natural on-ramp that will allow us to introduce and upsell our live video-based online tutoring products to a far broader audience across multiple points in a Learners education journey.

With more than 1 million students signed up across more than 250 school districts on the Varsity Tutors for Schools side, and encouraging early signal across Consumer customers, we believe a freemium growth strategy will allow us to connect with customers in different need states, drive substantial marketplace awareness, unlock e-commerce, enable expansion via new marketing channels, and enable us to introduce Nerdy to new audiences and significantly expand our total addressable market by becoming a household name over time. We look forward to updating you on the progress we make against this strategy over the course of the next year as we further enhance and refine this strategy.

Q4 Earnings Release 2023	10

Deliver Profitable Growth

During 2023, our shift to subscription and access-based offerings, combined with focused efforts to drive durable operating efficiencies, resulted in 19% revenue growth and substantial improvements to adjusted EBITDA margin of approximately 2,100 bps year-over-year.

In 2024, we expect to build upon our recent success by delivering profitable growth through an increase in the number of Active Members and continued LTV extension in our Consumer business; and higher Institutional revenues as we continue to rapidly scale Varsity Tutors for Schools. We believe that by scaling our winning access-based subscription offerings, we will be able to deliver accelerating full-year revenue growth of 24% year-over-year (at the midpoint of our guidance), improve adjusted EBITDA margin by an additional 500 bps, and deliver positive operating cash flow in 2024.

In Closing

With our transition to Learning Memberships and our new unified platform complete, we look forward to building from a strong foundation, scaling and continuing to enhance these winning models, launching a freemium strategy to grow the number of Learners introduced to our platform, and doing so in a way that drives profitable growth. I would like to close by thanking our team at Nerdy for their strong work this past year and their ongoing high-quality efforts toward meeting the needs of Learners in any subject, anywhere, and at any time.

We appreciate your continued interest in our Company.

CHUCK COHN

Founder, Chairman & CEO

Q4 Earnings Release 2023	11

Financial Highlights

•

Revenue Growth Accelerates Each Quarter in 2023 – In the fourth quarter, Nerdy delivered revenue of $55.1 million, an increase of 32% year-over-year from $41.8 million during the same period in 2022, delivering accelerating sequential revenue growth each quarter in 2023. Revenue growth was driven by the completion of our evolution to ‘Always On’ recurring revenue products, strong adoption of Learning Memberships and lifetime value expansion in our Consumer business coupled with the continued scaling of our Institutional business.

•

Membership Evolution Complete – Nearly 100% of Consumer revenues were from Learning Memberships. Revenue recognized in the fourth quarter from Learning Memberships grew to $43.5 million (sequentially up 32% from Q3 2023) and represented 79% of total Company revenue. Active Members of 40.7K as of December 31, 2023 were up 101% year-over-year.

•

Institutional Business Delivers Substantial Growth – In the fourth quarter, Institutional revenue of $11.3 million increased 160% year-over-year and represented 21% of total revenue. Varsity Tutors for Schools executed 42 contracts, yielding $10.3 million of bookings, the third consecutive quarter with more than $10.0 million of bookings.

•

Record Quarterly Gross Profit – Gross profit of $39.2 million in the fourth quarter increased 33% year-over-year. Gross margin of 71.3% for the three months ended December 31, 2023, was 75 bps higher than gross margin of 70.5% during the comparable period in 2022. Gross profit and gross margin increases were primarily driven by growth in our Consumer business as a result of the strong adoption of Learning Memberships, which has led to lifetime value expansion, and higher gross margin.

•

Business Model Changes Deliver Operating Leverage – Net loss was $9.2 million in the fourth quarter versus a net loss of $15.1 million during the same period in 2022. Excluding non-cash stock compensation expenses, restructuring costs, and mark-to-market derivative adjustments, non-GAAP adjusted net earnings were $2.2 million for the fourth quarter of 2023 compared to a non-GAAP adjusted net loss of $(6.8) million in the fourth quarter of 2022. We reported non-GAAP adjusted EBITDA of $3.0 million, above our guidance of breakeven non-GAAP adjusted EBITDA. This compares to a non-GAAP adjusted EBITDA loss of $5.5 million in the same period one year ago. Fourth quarter non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin improvements of approximately 1,900 bps year-over-year were driven by higher revenues, sales and marketing efficiency gains, continued variable labor productivity improvements stemming from automation and AI enabled efficiency efforts, and our business model changes that streamline operations.

•

Operating Cash Flow and Liquidity – Negative operating cash flow of $5.0 million in the fourth quarter of 2023 compared to negative operating cash flow of $14.5 million in the same period last year, an improvement of $9.5 million that reflects the substantial improvements from our evolution to Learning Memberships and the substantial growth in our Institutional business, partially offset by seasonal changes in working capital. With no debt and $74.8 million of cash on our balance sheet, we believe we have ample liquidity to fund the business and pursue growth initiatives.

See pages 20 and 21 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Q4 Earnings Release 2023	12

First Quarter and Full Year 2024 Outlook

Today, we are introducing guidance for the first quarter and full year. We expect year-over-year revenue growth will be driven by the continued growth of Learning Memberships in our Consumer business, the corresponding increase in the number of Learning Membership subscribers coupled with continued LTV extension; and higher Institutional revenues as we continue to rapidly scale Varsity Tutors for Schools.

New Learning Member acquisition of customers joining the platform remains strong, and a growing awareness that high-dosage tutoring is the most effective way to remediate learning loss by parents, educators and policymakers provides us with confidence in the demand for our offerings in the year ahead.

It should be noted that first half year-over-year revenue growth is impacted by legacy Package revenue in 2023 of $10.9 million and $4.9 million in the first and second quarter, respectively, that does not recur in 2024 due to the completion of our transition to subscription-based Learning Memberships in our Consumer business. Once we reach the second half of the year, when Package revenues are no longer included in prior year comparable quarterly revenues, we expect growth to accelerate consistent with the sequential quarterly acceleration we delivered in 2023.

First quarter revenues are also impacted by lower ARPM resulting from recent efforts to test additional product offering tiers by bundling product capabilities and testing multiple price points in an effort to identify a pricing model with mass market appeal. As we move throughout the year, we expect ARPM for our core Learning Membership offering to increase as we optimize our testing efforts (exclusive of freemium member growth).

First quarter and full year non-GAAP adjusted EBITDA guidance reflects the continuing benefits from our recurring revenue products which focus on long-term relationships with higher value customers, an improving gross margin profile, and operating leverage stemming from the completion of our evolution to access-based subscription revenue business models, partially offset by investments in Varsity Tutors for Schools go-to market strategy and product development to drive continued innovation and support our accelerating growth.

Revenue Guidance

•	For the first quarter of 2024, we expect revenue in a range of $51 to $53 million.

•	For the full year, we expect revenue in a range of $232 to $246 million; representing accelerating year-over-year growth of 24% at the midpoint vs. our 2023 revenue of $193 million.

Non-GAAP Adjusted EBITDA Guidance

•	For the first quarter of 2024, we expect non-GAAP adjusted EBITDA in a range of negative $3 million to breakeven.

•

For the full year, we expect non-GAAP adjusted EBITDA in a range of positive $5 to $15 million, an improvement of over 500 basis points in non-GAAP adjusted EBITDA margin at the midpoint. We also expect to deliver positive operating cash flow in 2024.

Q4 Earnings Release 2023	13

Financial Discussion

Revenue

Revenue for the three months ended December 31, 2023 was $55.1 million, an increase of 32% from $41.8 million during the same period in 2022. Revenue for the year ended December 31, 2023 was $193.4 million, an increase of 19% from $162.7 million during the same period in 2022. Revenue growth for both periods was driven by the completion of our evolution towards ‘Always On’ recurring revenue products, strong adoption of Learning Memberships, and lifetime value expansion in our Consumer business, coupled with the continued scaling of our Institutional business.

Gross Profit and Gross Margin

Gross profit of $39.2 million for the three months ended December 31, 2023 increased by $9.7 million or 33% compared to the same period in 2022. Gross profit of $136.4 million for the year ended December 31, 2023 increased by $23.5 million or 21% compared to the same period in 2022. Gross margin of 71.3% and 70.5% for the three months and year ended December 31, 2023, respectively, was 75 and 113 bps higher than gross margin of 70.5% and 69.4% during the comparable periods in 2022.

Gross profit and gross margin increases in both current year periods were primarily driven by growth in our Consumer business as a result of the strong adoption of Learning Memberships, which has led to lifetime value expansion and higher gross margin.

Sales and Marketing

Sales and marketing expenses for the three months ended December 31, 2023 on a GAAP basis were $18.8 million, an increase of $1.8 million from $17.0 million in the same period in 2022. Excluding non-cash stock compensation and restructuring costs, sales and marketing expenses for the three months ended December 31, 2023 were $18.2 million, or 33% of revenue, compared to $15.7 million, or 38% of revenue in the same period in 2022, an improvement of more than 450 bps year-over-year.

Sales and marketing expenses for the year ended December 31, 2023 on a GAAP basis were $68.5 million, a decrease of $5.7 million from $74.2 million in the same period in 2022. Excluding non-cash stock compensation and restructuring costs, sales and marketing expenses for the year ended December 31, 2023 were $65.7 million, or 34% of revenue, compared to $69.8 million, or 43% of revenue in the same period in 2022, an improvement of approximately 900 bps year-over-year.

Sales and marketing spend and efficiency improvements were driven by the transition to Learning Memberships, including the continued expansion of lifetime value, our focus on optimizing the level of marketing spend, and a more efficient operating model in our Consumer business. We also delivered substantial Varsity Tutors for School revenue growth, yielding efficiencies from prior investments in the Institutional sales and go-to-market organization. Our more efficient operating model in our Consumer business and the continued scaling of our Institutional business continue to lead to sales and marketing efficiency improvements as the business delivers accelerating revenue growth.

Sales and marketing expenses as a percentage of revenue may fluctuate from quarter to quarter based on Learning Membership sales, the size and volume of Institutional contracts, bookings, seasonality, and the timing of our investments in marketing activities.

Q4 Earnings Release 2023	14

General and Administrative

General and administrative expenses include compensation for certain employees, support services, product development expenses intended to support continued innovation, and other operating expenses. Product development costs were $11.5 million and $9.4 million during the fourth quarter of 2023 and 2022, respectively. Product development costs include compensation for employees on our product, engineering, and design teams who are responsible for developing new and improving existing offerings, maintaining our website, improving efficiencies across our organization, and third-party expenses.

General and administrative expenses for the three months ended December 31, 2023 on a GAAP basis were $30.7 million, a decrease of $2.2 million from $32.9 million in the same period in 2022. Excluding non-cash stock compensation expenses and restructuring costs, general and administrative expenses for the three months ended December 31, 2023 were $19.8 million, or 36% of revenue, compared to $21.0 million, or 50% of revenue in the same period in 2022, an improvement of over 1,400 bps year-over-year.

General and administrative expenses for the year ended December 31, 2023 on a GAAP basis were $125.6 million, a decrease of $4.0 million from $129.6 million in the same period in 2022. Excluding non-cash stock compensation expenses, transaction costs, restructuring costs, and a provision for legal settlement, general and administrative expenses for the year ended December 31, 2023 were $80.1 million, or 41% of revenue, compared to $85.3 million, or 52% of revenue in the same period in 2022, an improvement of over 1,100 bps year-over-year.

Our investments in product development and our platform-oriented approach to growth have allowed us to launch a suite of ‘Always On’ subscription products including Learning Memberships for consumers, and our District, Teacher, and Parent Assigned offerings for Institutional customers. Access-based subscription offerings simplify the operating model needed to support customers and grow the business. Combined with our ongoing automation efforts involving self-service capabilities, the application of artificial intelligence, and other efficiency efforts, we have been able to generate operating efficiencies and remove significant costs from the business.

Net Loss, Non-GAAP Adjusted Net Earnings (Loss), and Non-GAAP Adjusted EBITDA (Loss)

Net loss on a GAAP basis was $9.2 million for the three months ended December 31, 2023, an improvement of $5.9 million from a net loss of $15.1 million in the same period in 2022. Excluding non-cash stock compensation expenses, restructuring costs, and mark-to-market derivative adjustments, non-GAAP adjusted net earnings were positive $2.2 million for the three months ended December 31, 2023, compared to a non-GAAP adjusted net loss of $(6.8) million in the same period in 2022, an improvement of $9.0 million year-over-year.

Net loss on a GAAP basis was $67.7 million for the year ended December 31, 2023, compared to a net loss of $63.9 million in the same period in 2022. Excluding non-cash stock compensation expenses, restructuring costs, mark-to-market derivative adjustments, transaction related costs, and a legal settlement provision, non-GAAP adjusted net loss for the year ended December 31, 2023 was $6.0 million versus a non-GAAP adjusted net loss of $41.8 million in the same period in 2022, an improvement of $35.8 million year-over-year.

Non-GAAP adjusted EBITDA was $3.0 million for the three months ended December 31, 2023, above our guidance of breakeven, and compared to a non-GAAP adjusted EBITDA loss of $(5.5) million in the same period in 2022, an improvement of $8.5 million and approximately 1,900 bps year-over-year.

Non-GAAP adjusted EBITDA loss was $2.5 million for the year ended December 31, 2023, compared to a non-GAAP adjusted EBITDA loss of $35.7 million in the same period in 2022, an improvement of $33.2 million and approximately 2,100 bps year-over-year.

For both current year periods, year-over-year non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin improvements were driven by higher revenues, gross margin expansion, sales and marketing efficiency gains, continued variable labor productivity improvements stemming from automation and AI enabled efficiency efforts, and our business model changes that streamline operations.

See pages 20 and 21 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Q4 Earnings Release 2023	15

Liquidity and Capital Resources

As of December 31, 2023, the Company’s principal sources of liquidity were cash and cash equivalents of $74.8 million. We believe our strong balance sheet provides us with ample liquidity to operate against our plan and pursue growth initiatives.

Conference Call Details

Nerdy’s management will host a conference call to discuss its financial results on Tuesday, February 27, 2024 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-470-1428. International callers can dial 1-404-975-4839. The Access Code is 001617.

A live webcast of the call will also be available on Nerdy’s investor relations website at nerdy.com/investors. A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until March 5, 2024 by dialing 1-866-813-9403 from the U.S. or 1-929-458-6194 from all other locations, and entering the Access Code: 468650.

Contact Investor Relations investors@nerdy.com

Q4 Earnings Release 2023	16

CONSOLIDATED STATEMENTS

OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$55,084	$41,802	$193,399	$162,665
Cost of revenue	15,814	12,314	56,952	49,732

Gross Profit	39,270	29,488	136,447	112,933
Sales and marketing expenses	18,796	17,031	68,448	74,183
General and administrative expenses	30,649	32,890	125,570	129,559

Operating Loss	(10,175)	(20,433)	(57,571)	(90,809)
Unrealized (gain) loss on derivatives, net	—	(4,847)	13,385	(26,620)
Interest income	(917)	(464)	(3,377)	(483)
Other (income) expense, net	(30)	34	(19)	183

Loss before Income Taxes	(9,228)	(15,156)	(67,560)	(63,889)
Income tax expense (benefit)	12	(16)	109	19

Net Loss	(9,240)	(15,140)	(67,669)	(63,908)
Net loss attributable to noncontrolling interests	(3,585)	(6,407)	(27,495)	(28,509)

Net Loss Attributable to Class A Common Stockholders	$(5,655)	$(8,733)	$(40,174)	$(35,399)

Loss per share of Class A Common Stock:
Basic and Diluted	$(0.05)	$(0.10)	$(0.41)	$(0.41)
Weighted-Average Shares of Class A Common Stock Outstanding:
Basic and Diluted	105,179	89,647	97,157	85,873

REVENUE (Unaudited)

(in thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2023	%	2022	%	2023	%	2022	%
Consumer	$43,529	79%	$37,180	89%	$158,654	82%	$140,820	86%
Institutional	11,341	20%	4,361	10%	33,815	17%	19,054	12%
Other (a)	214	1%	261	1%	930	1%	2,791	2%

Revenue	$55,084	100%	$41,802	100%	$193,399	100%	$162,665	100%

(a)	Other consists of the legacy Veritas Prep LLC business and EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and other services.

Q4 Earnings Release 2023	17

CONSOLIDATED

BALANCE SHEETS (Unaudited)

(in thousands)

	December 31,
	2023	2022
ASSETS
Current Assets
Cash and cash equivalents	$74,824	$90,715
Accounts receivable, net	15,398	11,596
Other current assets	4,815	5,345

Total Current Assets	95,037	107,656
Fixed assets, net	16,388	12,504
Goodwill	5,717	5,717
Intangible assets, net	3,061	3,574
Other assets	4,541	3,241

Total Assets	$124,744	$132,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,443	$3,199
Deferred revenue	20,480	25,539
Other current liabilities	11,682	8,593

Total Current Liabilities	35,605	37,331
Other liabilities	3,533	14,311

Total Liabilities	39,138	51,642
Stockholders’ Equity
Class A common stock	11	9
Class B common stock	7	7
Additional paid-in capital	567,709	522,031
Accumulated deficit	(515,281)	(475,107)
Accumulated other comprehensive income (loss)	31	(12)

Total Stockholders’ Equity Excluding Noncontrolling Interests	52,477	46,928
Noncontrolling interests	33,129	34,122

Total Stockholders’ Equity	85,606	81,050

Total Liabilities and Stockholders’ Equity	$124,744	$132,692

Q4 Earnings Release 2023	18

CONSOLIDATED STATEMENTS

OF CASH FLOWS (Unaudited)

(in thousands)

	Year ended December 31,
	2023	2022
Cash Flows From Operating Activities
Net Loss	$(67,669)	$(63,908)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	6,166	5,919
Amortization of intangibles	606	602
Unrealized loss (gain) on derivatives, net	13,385	(26,620)
Non-cash stock-based compensation expense	44,269	47,244
Other	1,940	—
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(3,802)	(6,275)
Decrease in other current assets	972	125
Decrease in other assets	527	1,232
Decrease in accounts payable	(474)	(391)
Decrease in deferred revenue	(5,059)	(4,466)
Increase (decrease) in other current liabilities	3,287	(188)
Decrease in other liabilities	(1,708)	(1,276)

Net Cash Used In Operating Activities	(7,560)	(48,002)

Cash Flows From Investing Activities
Capital expenditures	(6,887)	(5,317)

Net Cash Used In Investing Activities	(6,887)	(5,317)

Cash Flows From Financing Activities
Payments of warrant and earnout transaction costs	(1,940)	—
Payments to legacy investors	—	(767)
Other	—	(233)

Net Cash (Used In) Provided By Financing Activities	(1,940)	(1,000)

Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	(20)	(13)

Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted cash	(16,407)	(54,332)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Year	91,547	145,879

Cash, Cash Equivalents, and Restricted Cash, End of Year	$75,140	$91,547

Supplemental Cash Flow Information
Non-cash stock-based compensation included in capitalized internal use software	$2,441	$2,402
Purchase of fixed assets included in accounts payable	731	—
Cash paid for income taxes	93	38

Q4 Earnings Release 2023	19

RECONCILIATION OF GAAP TO

NON-GAAP SALES AND MARKETING EXPENSE (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Sales and marketing expenses	$18,796	$17,031	$68,448	$74,183
Less:
Non-cash stock-based compensation expense	571	956	2,795	4,086
Restructuring costs	—	345	—	345

Non-GAAP sales and marketing expenses	$18,225	$15,730	$65,653	$69,752

RECONCILIATION OF GAAP TO

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSE (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
General and administrative expenses	$30,649	$32,890	$125,570	$129,559
Less:
Non-cash stock-based compensation expense	10,896	10,786	41,474	43,158
Restructuring costs	—	1,134	841	1,134
Transaction related costs	—	—	1,940	—
Provision for legal settlement	—	—	1,250	—

Non-GAAP general and administrative expenses	$19,753	$20,970	$80,065	$85,267

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED EBITDA (LOSS) (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net Loss	$(9,240)	$(15,140)	$(67,669)	$(63,908)
Add:
Interest income	(917)	(464)	(3,377)	(483)
Income tax expense (benefit)	12	(16)	109	19
Depreciation and amortization	1,709	1,699	6,772	6,521
Non-cash stock-based compensation expense	11,467	11,742	44,269	47,244
Unrealized (gain) loss on derivatives, net	—	(4,847)	13,385	(26,620)
Restructuring costs	—	1,479	841	1,479
Transaction related costs	—	—	1,940	—
Provision for legal settlement	—	—	1,250	—

Non-GAAP Adjusted EBITDA (LOSS)	$3,031	$(5,547)	$(2,480)	$(35,748)

Q4 Earnings Release 2023	20

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED NET EARNINGS (LOSS)

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net Loss	$(9,240)	$(15,140)	$(67,669)	$(63,908)
Add:
Non-cash stock-based compensation expense	11,467	11,742	44,269	47,244
Unrealized (gain) loss on derivatives, net	—	(4,847)	13,385	(26,620)
Restructuring costs	—	1,479	841	1,479
Transaction related costs	—	—	1,940	—
Provision for legal settlement	—	—	1,250	—

Non-GAAP Adjusted Net Earnings (Loss)	$2,227	$(6,766)	$(5,984)	$(41,805)

CAPITALIZATION RECONCILIATION (Unaudited)

(in thousands)

December 31, 2023
Class A Common Stock	106,416
Combined Interests that can be converted into shares of Class A Common Stock	67,256

Total outstanding share count	173,672

Q4 Earnings Release 2023	21

We monitor the following key operating metrics to evaluate the growth of our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

We completed our evolution to Learning Memberships within our Consumer business during 2023. As a result of this transition, we are presenting Active Members as a key operating metric.

Active Members is defined as the number of Learners with a paid active Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, the extension of Learning Memberships to additional Consumer audiences, and the launch of new Learning Membership options. As a result, Active Members is a key indicator of our ability to attract, engage and retain Learners. Active Members exclude EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and our Institutional business. Active Experts include our Institutional business, but excludes First Tutors UK.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period. Our Active Expert count at December 31, 2023 reflects our evolution towards Learning Memberships, which has allowed the highest quality Experts the ability to develop deeper relationships that allow for more consistent revenue-generating opportunities.

KEY FINANCIAL AND OPERATING METRICS

Active Members in thousands	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Active Members	40.7	39.5	31.0	32.9	20.2

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
Active Experts in thousands	2023	2022	%	2023	2022	%
Active Experts	10.6	10.9	(3)%	17.2	20.8	(17)%

Q4 Earnings Release 2023	22

Key Performance Metrics and Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures for non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted net earnings (loss) and non-GAAP adjusted EBITDA (loss).

Non-GAAP sales and marketing expenses exclude non-cash stock compensation expenses and restructuring costs.

Non-GAAP general and administrative expenses exclude non-cash stock compensation expenses, restructuring costs, transaction related costs, and legal settlement provision.

Non-GAAP adjusted net earnings (loss) is defined as net income or net loss, as applicable, excluding non-cash stock-based compensation expenses, unrealized (loss) gain on mark-to-market derivative financial instruments, restructuring costs, transaction related costs, and a legal settlement provision.

Non-GAAP adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-cash stock-based compensation expenses, unrealized (loss) gain on mark-to-market derivative financial instruments, restructuring costs, transaction related costs, and a legal settlement provision.

Sales and marketing expenses consist of salaries and benefits for our employees engaged in our consultative sales process. General and administrative expenses are recorded in the period in which they are incurred and include salaries, benefits, and non-cash stock-based compensation expense for certain employees as well as support services, product development, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations.

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method.

Non-GAAP measures are in addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to sales, net income, operating income, cash flows from operations, or any other performance measures derived in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. The Company believes that these non-GAAP measures of financial results provide useful supplemental information. The Company’s management uses these non-GAAP measures to evaluate the Company’s operating performance, trends, and to compare it against the performance of other companies. There are, however, a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. See the tables above regarding reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Active Members is defined as the number of Learners with an active paid Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, the extension of Learning Memberships to additional Consumer audiences, and the launch of new Learning Membership options. As a result, Active Members is a key indicator of our ability to attract, engage and retain Learners. Active Members exclude EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and our Institutional business. Active Experts include our Institutional business, but excludes First Tutors UK.

Annualized run-rate is defined as the number of Active Members at the end of the period multiplied by average revenue per Learning Membership per month multiplied by twelve months. This recurring revenue customer base provides us with increased forecasting visibility into future periods.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period.

Bookings represent contracted amounts during the period for Varsity Tutors for Schools.

Management and our board of directors use these metrics as supplemental measures of our performance that are not required by or presented in accordance with GAAP because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations. We also use these metrics for planning purposes, including the preparation of our internal annual operating budget and financial projections, to evaluate the performance and effectiveness of our strategic initiatives and to evaluate our capacity to expand our business and the capital expenditures required for that expansion.

Non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted

Q4 Earnings Release 2023	23

EBITDA (loss), and non-GAAP adjusted net income or loss should not be considered in isolation, as an alternative to, or superior to net earnings (loss), revenue, cash flows or other performance measure derived in accordance with GAAP. We believe these metrics are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Management believes that the presentation of non-GAAP metrics is an appropriate measure of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of our underlying business. These non-GAAP metrics should not be construed as an implication that our future results will be unaffected by unusual or other items. We are not able to provide a reconciliation of non-GAAP adjusted EBITDA (loss) guidance for future periods to net loss, the comparable GAAP measure, because certain items that are excluded from non-GAAP adjusted EBITDA (loss) cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude for gains or losses on mark-to-market derivative financial instruments, or stock-based compensation without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income or loss in the future. See the tables above regarding reconciliations of these non-GAAP measures to the most directly comparable GAAP measures for historical periods.

Forward-Looking Statements

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our limited operating history, which makes it difficult to predict our future financial and operating results; our history of net losses; risks associated with our ability to acquire and retain customers in our Consumer business; risks associated with scaling up our Institutional business, risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our rapid growth.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 27, 2024, as well as other filings that we may make from time to time with the SEC.

Q4 Earnings Release 2023	24